Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Electric Company:

We consent to the use of our report dated February 19, 2010 relating to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 2009 and 2008, and the related statements of earnings, changes in shareowners’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference in the Registration Statement on Form S-3 of General Electric Company, which report appears in the December 31, 2009 annual report on Form 10-K of General Electric Company. Our report refers to a change in the methods of accounting for impairment of debt securities, business combinations and noncontrolling interests in 2009, a change in the method of accounting for fair value measurements and the adoption of the fair value option for certain financial assets and financial liabilities in 2008, and a change in the methods of accounting for uncertainty in income taxes and for a change or projected change in the timing of cash flows relating to income taxes generated by leveraged lease transactions in 2007.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/    KPMG LLP

Stamford, Connecticut

February 22, 2010